Exhibit 99.1

COMPANY REPRESENTATION LETTER UNDER ITEM 8.A.4 OF FORM 20-F

CardieX Limited, a foreign private issuer and Australian public company (the “Company), filed with the Securities and Exchange Commission (the “Commission”) on July 25, 2023, a Registration Statement on Form F-1 (the “Registration Statement”), relating to a proposed initial public offering (“IPO”) of American Depositary Shares (“ADSs”) representing the Company’s ordinary shares. This representation letter is attached as an exhibit to the Registration Statement. The Company is currently a publicly reporting company on the Australian Securities Exchange with ordinary shares listed under the symbol “CDX.”

The Registration Statement currently contains audited consolidated financial statements as of and for the fiscal years ended June 30, 2022 and 2021 and unaudited interim consolidated financial statements for the six months ended December 31, 2022 and 2021, each prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (collectively, the “Financial Statements”). Item 8.A.4 of Form 20-F (“Item 8.A.4”), which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, states that in the case of a foreign private issuer’s initial public offering, the registration statement must contain audited financial statements as of a date not older than twelve months at the time of filing and upon effectiveness, unless the issuer is able to make certain representations. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

As of the filing date of the Registration Statement and the anticipated time of effectiveness of the Registration Statement, the audited consolidated financial statements included in the Registration Statement will be more than twelve months old, but less than fifteen months old. As such, the Company is providing this representation letter pursuant to Instruction 2 to Item 8.A.4, which provides that a “company may comply with only the 15-month requirement in Item 8.A.4 if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

We hereby represent to the Commission that:

1.

The Company is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than twelve months from the date of filing the Registration Statement or from the date of effectiveness of the Registration Statement.

2.	Compliance with Item 8.A.4 would be impracticable and would involve undue hardship for the Company.

If you have any questions or comments regarding the information in this letter, please contact Robert L. Wernli, Jr. of Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”), our U.S. counsel, at (619) 361-4805 or rwernli@wsgr.com, or Martin J. Waters of WSGR at (858) 350-2308 or mwaters@wsgr.com.

Very truly yours,

CardieX Limited

/s/ Craig Cooper
Craig Cooper
Chief Executive Officer